Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 25, 2013

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2013 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 25, 2013 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2013.

Consolidated net income available to common stockholders for the second quarter of 2013 was $48.6 million, or $1.06 per diluted common share, compared to $40.9 million, or $0.90 per diluted common share, for the first quarter of 2013, and $47.6 million, or $1.06 per diluted common share, for the second quarter of 2012. Consolidated net income for the second quarter of 2012 included pre-tax gains of $5.0 million from the sale of certain available-for-sale securities and pre-tax gains of $4.2 million from the sale of certain assets related to our equity management services business. Excluding these gains, net income for the second quarter of 2012 was $42.1 million, or $0.94 per diluted common share. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

“We delivered very strong performance across the business, with outstanding growth in loans and total client funds, healthy gains on warrants and VC-related investments, and continued high credit quality. Our continued focus on building lifetime relationships with the best and most promising innovation companies contributed to solid returns in the second quarter and will help to set the stage for our future growth.”

Highlights of our second quarter 2013 results (compared to first quarter 2013, unless otherwise noted) included:

•	Average loan balances of $9.0 billion, an increase of $341 million (or 3.9 percent). Period-end loan balances were $9.6 billion, an increase of $777 million (or 8.8 percent).

•	Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) were $41.8 billion, an increase of $539 million (or 1.3 percent).

•	Net interest income (fully taxable equivalent basis) of $170.5 million, an increase of $6.9 million (or 4.2 percent).

•	Net interest margin of 3.40 percent, an increase of 15 basis points.

•
A provision for loan losses of $18.6 million, compared to $5.8 million. The provision of $18.6 million was primarily driven by $8.8 million for period-end loan growth, as well as to provide for net charge-offs and a modest increase in our reserve for impaired loans.

•
Gains on investment securities of $40.6 million, compared to $27.4 million. Non-GAAP gains on investment securities, net of noncontrolling interests, of $9.5 million, compared to $5.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $7.2 million, compared to $3.5 million.

•	A decrease in noninterest expense of $5.7 million (or 3.8 percent), primarily related to seasonal compensation-related expenses in the first quarter of 2013.

Consolidated net income available to common stockholders for the six months ended June 30, 2013 was $89.5 million, or $1.96 per diluted common share, compared to $82.4 million, or $1.85 per diluted common share, for the comparable 2012 period. Non-GAAP net income available to common stockholders for the six months ended June 30, 2013 was $89.5 million, or $1.96 per diluted common share, compared to $76.9 million, or $1.72 per diluted common share, for the comparable 2012 period. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Second Quarter 2013 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Six months ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Income statement:
Diluted earnings per common share	$1.06	$0.90	$1.12	$0.94	$1.06	$1.96	$1.85
Net income available to common stockholders	48.6	40.9	50.4	42.3	47.6	89.5	82.4
Net interest income	170.1	163.2	160.6	154.4	151.9	333.3	302.9
Provision for loan losses	18.6	5.8	15.0	6.8	8.0	24.4	22.5
Noninterest income	98.2	78.6	126.7	69.1	80.4	176.8	139.7
Noninterest expense	143.3	149.0	143.0	135.2	135.8	292.3	267.8
Non-GAAP net income available to common stockholders (1)	48.6	40.9	50.4	42.3	42.1	89.5	76.9
Non-GAAP diluted earnings per common share (1)	1.06	0.90	1.12	0.94	0.94	1.96	1.72
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	67.5	56.1	75.6	55.6	57.8	123.6	109.2
Non-GAAP noninterest expense, net of noncontrolling interests (1)	140.4	146.2	141.2	132.4	131.8	286.6	261.0
Fully taxable equivalent:
Net interest income (2)	$170.5	$163.6	$161.0	$154.9	$152.4	$334.1	$303.8
Net interest margin	3.40%	3.25%	3.13%	3.12%	3.22%	3.32%	3.26%
Balance sheet:
Average total assets	$22,093.3	$22,314.6	$22,377.8	$21,727.2	$20,890.9	$22,203.3	$20,561.7
Average loans, net of unearned income	9,022.2	8,680.9	8,274.9	7,907.6	7,237.2	8,852.5	7,020.8
Average available-for-sale securities	10,425.8	10,887.5	10,743.8	10,569.7	10,931.7	10,655.4	10,714.7
Average noninterest-bearing demand deposits	13,257.5	13,386.5	13,843.8	12,914.7	12,264.0	13,321.6	12,145.0
Average interest-bearing deposits	5,356.7	5,399.0	5,147.0	5,345.6	5,143.6	5,377.7	5,041.7
Average total deposits	18,614.2	18,785.5	18,990.9	18,260.3	17,407.6	18,699.4	17,186.7
Average long-term debt	457.0	457.5	458.1	458.4	553.9	457.2	578.6
Period-end total assets	22,153.9	22,796.0	22,766.1	21,576.9	21,289.8	22,153.9	21,289.8
Period-end loans, net of unearned income	9,622.2	8,844.9	8,946.9	8,192.4	7,789.8	9,622.2	7,789.8
Period-end available-for-sale securities	10,043.3	10,908.2	11,343.2	11,047.7	10,621.0	10,043.3	10,621.0
Period-end non-marketable securities	1,255.4	1,215.8	1,184.3	1,163.8	1,132.3	1,255.4	1,132.3
Period-end noninterest-bearing demand deposits	13,213.6	14,038.6	13,875.3	12,598.6	12,842.3	13,213.6	12,842.3
Period-end interest-bearing deposits	5,476.5	5,271.3	5,301.2	5,126.4	5,226.6	5,476.5	5,226.6
Period-end total deposits	18,690.1	19,309.9	19,176.5	17,725.1	18,068.8	18,690.1	18,068.8
Off-balance sheet:
Average total client investment funds	$23,201.0	$22,490.0	$21,175.8	$20,929.1	$19,863.9	$22,845.3	$19,373.5
Period-end total client investment funds	24,001.8	22,980.8	22,512.8	21,058.4	20,097.1	24,001.8	20,097.1
Total unfunded credit commitments	9,785.7	9,170.3	8,610.8	8,710.2	8,752.7	9,785.7	8,752.7
Earnings ratios:
Return on average assets (annualized) (3)	0.88%	0.74%	0.90%	0.77%	0.92%	0.81%	0.81%
Non-GAAP return on average assets (annualized) (1)	0.88	0.74	0.90	0.77	0.81	0.81	0.75
Return on average SVBFG stockholders’ equity (annualized) (4)	10.12	8.89	10.99	9.44	11.21	9.52	9.95
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	10.12	8.89	10.99	9.44	9.91	9.52	9.28
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.23%	1.26%	1.23%	1.23%	1.25%	1.23%	1.25%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.13	1.18	1.16	1.16	1.18	1.13	1.18
Gross charge-offs as a % of average total gross loans (annualized)	0.68	0.26	0.36	0.23	0.78	0.47	0.60
Net charge-offs as a % of average total gross loans (annualized)	0.49	0.20	0.28	0.17	0.59	0.35	0.41
Other ratios:
Operating efficiency ratio (5)	53.32%	61.52%	49.72%	60.33%	58.31%	57.21%	60.37%
Non-GAAP operating efficiency ratio (1)	59.01	66.53	59.67	62.93	62.70	62.62	63.20
Total risk-based capital ratio	14.03	14.59	14.05	14.34	13.85	14.03	13.85
Tangible common equity to tangible assets (1)	8.34	8.26	8.04	8.27	8.06	8.34	8.06
Tangible common equity to risk-weighted assets (1)	12.73	13.94	13.53	13.93	13.35	12.73	13.35
Period-end loans, net of unearned income, to deposits	51.48	45.80	46.66	46.22	43.11	51.48	43.11
Average loans, net of unearned income, to deposits	48.47	46.21	43.57	43.30	41.57	47.34	40.85
Book value per common share (6)	$40.65	$41.85	$41.02	$40.10	$38.63	$40.65	$38.63
Other statistics:
Average full-time equivalent employees	1,657	1,655	1,607	1,594	1,566	1,656	1,561
Period-end full-time equivalent employees	1,657	1,663	1,615	1,602	1,562	1,657	1,562

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended June 30, 2013 and March 31, 2013, and $0.5 million for each of the quarters ended December 31, 2012, September 30, 2012 and June 30, 2012. The taxable equivalent adjustments were $0.9 million and $1.0 million for the six months ended June 30, 2013 and 2012, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $170.5 million for the second quarter of 2013, compared to $163.6 million for the first quarter of 2013 and $152.4 million for the second quarter of 2012. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the first to the second quarter of 2013. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q2'13 compared to Q1'13
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(121)	$136	$15
Available-for-sale securities	(1,568)	486	(1,082)
Loans	5,992	2,049	8,041
Increase in interest income, net	4,303	2,671	6,974
Interest expense:
Deposits	62	(28)	34
Short-term borrowings	(30)	45	15
Long-term debt	1	7	8
Increase in interest expense, net	33	24	57
Increase in net interest income	$4,270	$2,647	$6,917

The increase in net interest income, on a fully taxable equivalent basis, from the first to the second quarter of 2013, was primarily attributable to the following:

•
An increase in interest income on loans of $8.0 million to $131.8 million for the second quarter of 2013. $6.0 million of this increase was driven by an increase in average balances of $341 million and $2.0 million was driven by higher overall loan yield. Included in these amounts is an increase in interest income of approximately $1.5 million from a one day increase in the number of days during the quarter (compared to the first quarter of 2013).

Overall loan yield increased by 8 basis points to 5.86 percent, primarily attributable to a 12 basis point increase in loan fee yield driven by a $2.5 million increase in loan prepayment fees. Loan yields excluding loan fees decreased by 4 basis points to 4.96 percent, reflective of a continued change in the mix of our loans that are indexed to the national Prime rate instead of the SVB Prime rate, as well as our success in growing our later stage client portfolio that is typically benchmarked to the three-month LIBOR.

•
A decrease in interest income on available-for-sale securities of $1.1 million to $45.9 million for the second quarter of 2013, primarily reflective of a $462 million decrease in average balances, partially offset by lower premium amortization expense, which increased interest income. Premium amortization expense decreased to $6.5 million for the second quarter of 2013, compared to $8.3 million for the first quarter of 2013, reflective of a decrease in mortgage prepayment levels for fixed-rate mortgage securities. As of June 30, 2013, the remaining unamortized premium balance on our available-for-sale securities portfolio was $100 million, compared to $106 million as of March 31, 2013.

Net interest margin, on a fully taxable equivalent basis, was 3.40 percent for the second quarter of 2013, compared to 3.25 percent for the first quarter of 2013 and 3.22 percent for the second quarter of 2012. The increase in our net interest margin for the second quarter of 2013 was primarily reflective of a favorable shift in the mix of our interest-earning assets (higher average loan balances, lower average balances of cash and available-for-sale securities), as well as higher loan fee income and lower premium amortization expense on available-for-sale securities.

For the second quarter of 2013, 76.6 percent, or $7.1 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 72.9 percent, or $6.4 billion, for the first quarter of 2013, and 74.6 percent, or $5.6 billion, for the second quarter of 2012. For the second quarter of 2013, average variable-rate available-for-sale securities were $1.5 billion, or 14.7 percent, of our available-for-sale securities portfolio. This compares to $1.7 billion, or 15.6 percent, for the first quarter of 2013, and $2.2 billion, or 20.1 percent, for the second quarter of 2012. These securities are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities decreased by $462 million to $10.4 billion for the second quarter of 2013, compared to $10.9 billion for both the first quarter of 2013 and the second quarter of 2012. Period-end available-for-sale securities were $10.0 billion at June 30, 2013, $10.9 billion at March 31, 2013 and $10.6 billion at June 30, 2012. The decrease in period-end balances from the first to the second quarter of 2013 was primarily due to paydowns of $684 million, the proceeds of which were primarily used to fund loan growth. Additionally, the fair value of our available-for-sale securities portfolio decreased by $173 million due to significant increases in period-end market interest rates. This decrease was reflected as a $103 million decrease (net of tax) in our accumulated other comprehensive (loss) income within SVBFG stockholders' equity.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, debt funds and private portfolio companies.

Non-marketable securities increased by $40 million to $1.3 billion ($477 million net of noncontrolling interests) at June 30, 2013, compared to $1.2 billion ($476 million net of noncontrolling interests) at March 31, 2013 and $1.1 billion ($460 million net of noncontrolling interests) at June 30, 2012. The increase of $40 million from the first quarter of 2013 to the second quarter of 2013 was primarily attributable to additional capital calls for fund investments and valuation gains from our managed funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $9.0 billion for the second quarter of 2013, compared to $8.7 billion for the first quarter of 2013 and $7.2 billion for the second quarter of 2012. Period-end loans, net of unearned income, were $9.6 billion at June 30, 2013, compared to $8.8 billion at March 31, 2013 and $7.8 billion at June 30, 2012. The increase in average loan balances from the first to the second quarter of 2013 came primarily from later stage clients in our software portfolio. The increase in period-end loan balances from the first to the second quarter of 2013 came primarily from our venture capital/private equity portfolio for capital call lines of credit. Given the short-term nature of capital call lines of credit drawdowns, we expect many of these loans to be repaid in the third quarter of 2013, and as a result our period-end loan balances could remain relatively flat from the second to the third quarter of 2013.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $3.6 billion, $3.0 billion and $2.4 billion at June 30, 2013, March 31, 2013 and June 30, 2012, respectively, which represents 36.7 percent, 33.4 percent and 30.7 percent of total gross loans, respectively. The increase in our loans equal to or greater than $20 million from March 31, 2013 to June 30, 2013 was driven primarily by an increase of $506 million from our venture capital/private equity portfolio for capital call lines of credit. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Allowance for loan losses, beginning balance	$112,205	$110,651	$100,922	$110,651	$89,947
Provision for loan losses	18,572	5,813	7,999	24,385	22,528
Gross loan charge-offs	(15,375)	(5,626)	(14,130)	(21,001)	(21,120)
Loan recoveries	4,169	1,367	3,375	5,536	6,811
Allowance for loan losses, ending balance	$119,571	$112,205	$98,166	$119,571	$98,166
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.77%	0.26%	0.41%	0.51%	0.58%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.68	0.26	0.78	0.47	0.60
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.49	0.20	0.59	0.35	0.41
Allowance for loan losses as a percentage of period-end total gross loans	1.23	1.26	1.25	1.23	1.25
Period-end total gross loans	$9,705,464	$8,922,829	$7,857,468	$9,705,464	$7,857,468
Average total gross loans	9,100,420	8,755,699	7,297,446	8,929,012	7,079,284

Our provision for loan losses was $18.6 million for the second quarter of 2013, compared to $5.8 million for the first quarter of 2013. The provision of $18.6 million for the second quarter of 2013 was primarily driven by $8.8 million for period-end loan growth, as well as to provide for net charge-offs and a modest increase in our reserve for impaired loans.

Gross loan charge-offs of $15.4 million for the second quarter of 2013 were primarily from our other commercial loan and hardware portfolios. Loan recoveries of $4.2 million for the second quarter of 2013 were largely driven by a single recovery from our other commercial loan portfolio.

Our allowance for loan losses as a percentage of total gross loans was 1.23 percent at June 30, 2013, compared to 1.26 percent at March 31, 2013. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 1.13 percent at June 30, 2013, compared to 1.18 percent at March 31, 2013, primarily due to the continued strong performance of our performing loan portfolio.

Our impaired loans totaled $41 million at June 30, 2013, compared to $44 million at March 31, 2013. The allowance for loan losses related to impaired loans was $10.4 million at June 30, 2013, compared to $7.7 million at March 31, 2013.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Our total average client funds increased by $540 million to $41.8 billion for the second quarter of 2013, compared to $41.3 billion for the first quarter of 2013. Our total period-end client funds increased by $401 million to $42.7 billion at June 30, 2013, compared to $42.3 billion at March 31, 2013.

Deposits

Average deposits were $18.6 billion for the second quarter of 2013, compared to $18.8 billion for the first quarter of 2013 and $17.4 billion for the second quarter of 2012. Period-end deposits were $18.7 billion at June 30, 2013, compared to $19.3 billion at March 31, 2013 and $18.1 billion at June 30, 2012. The decreases in average and period-end deposits from the first to the second quarter of 2013 were driven by a decrease in noninterest-bearing demand deposits, partially offset by an increase in interest-bearing deposits. The decrease in noninterest-bearing deposits was primarily driven by our existing clients’ increased utilization of our off-balance sheet sweep product, partially offset by strong levels of new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $23.2 billion for the second quarter of 2013, compared to $22.5 billion for the first quarter of 2013 and $19.9 billion for the second quarter of 2012. Period-end client investment funds were $24.0 billion at June 30, 2013, compared to $23.0 billion at March 31, 2013 and $20.1 billion at June 30, 2012. The increases in average and period-end total client investment funds from the first to the second quarter of 2013 were primarily due to a large number of financing and public offering rounds for our investment clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet sweep product, which averaged $4.9 billion for the second quarter of 2013, compared to $4.3 billion for the first quarter of 2013.

Noninterest Income

Noninterest income was $98.2 million for the second quarter of 2013, compared to $78.6 million for the first quarter of 2013 and $80.4 million for the second quarter of 2012. Non-GAAP noninterest income, net of noncontrolling interests, was $67.5 million for the second quarter of 2013, compared to $56.1 million for the first quarter of 2013 and $57.8 million for the second quarter of 2012. Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, client investment fees and letters of credit fees) was $36.5 million for the second quarter of 2013, compared to $36.6 million for the first quarter of 2013 and $33.2 million for the second quarter of 2012, Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”

The increase of $19.6 million in noninterest income from the first to the second quarter of 2013 was primarily driven by higher gains from our non-marketable investments and equity warrant assets. Unrealized gains from non-marketable investments for any single quarter are typically driven by valuation changes, and are therefore subject to potential increases or decreases in future periods. Items impacting the change in noninterest income from the first to the second quarter of 2013 were as follows:

•
Gains on investment securities were $40.6 million for the second quarter of 2013, compared to $27.4 million for the first quarter of 2013. Net of noncontrolling interests, net gains on investment securities were $9.5 million for the second quarter of 2013 compared to $5.1 million for the first quarter of 2013. The gains, net of noncontrolling interests, of $9.5 million for the second quarter of 2013 were primarily driven by the following:

◦	Gains of $3.6 million from our managed funds of funds, primarily related to unrealized valuation increases and carried interest from three of our funds of funds.

◦
Gains of $3.4 million from our strategic and other investments, primarily related to unrealized valuation increases from certain fund investments, as well as gains from our proportionate share of profits from certain equity method investments.

◦	Gains of $1.8 million from our investments in debt funds, driven by unrealized valuation increases from the investments within the funds.

As of June 30, 2013, we held investments, either directly or indirectly through 13 of our managed investment funds, in 458 funds (primarily venture capital funds), 89 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended June 30, 2013 and March 31, 2013, respectively:

	Three months ended June 30, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$33,626	$987	$1,799	$775	$3,374	$40,561
Less: income (losses) attributable to noncontrolling interests, including carried interest	30,021	1,047	(1)	—	—	31,067
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,605	$(60)	$1,800	$775	$3,374	$9,494

	Three months ended March 31, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$22,802	$1,856	$1,753	$(45)	$1,072	$27,438
Less: income (losses) attributable to noncontrolling interests, including carried interest	20,802	1,496	(2)	—	—	22,296
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$2,000	$360	$1,755	$(45)	$1,072	$5,142

•
An increase of $8.7 million in other noninterest income, primarily attributable to net losses of $0.6 million from the revaluation of foreign currency denominated instruments, compared to net losses of $7.1 million for the first quarter of 2013. The net losses of $0.6 million for the second quarter of 2013 were partially offset by net gains of $0.7 million on internal foreign exchange forward contracts economically hedging these foreign currency denominated instruments, which are included within noninterest income on the line item "gain on derivative instruments, net" as noted below. Other noninterest income also increased due to a $0.8 million increase in loan syndication fees.

•
Net gains on derivative instruments were $9.0 million for the second quarter of 2013, compared to $11.0 million for the first quarter of 2013. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net gains on equity warrant assets	$7,190	$3,505	$4,876	$10,695	$11,811
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	1,013	797	1,330	1,810	2,395
Gains on internal foreign exchange forward contracts, net (1)	712	6,200	2,993	6,912	942
Total gains on foreign exchange forward contracts, net	1,725	6,997	4,323	8,722	3,337
Change in fair value of interest rate swaps	(33)	60	108	27	497
Net gains (losses) on other derivatives (2)	94	478	(594)	572	(956)
Total gains on derivative instruments, net	$8,976	$11,040	$8,713	$20,016	$14,689

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

(2)	Primarily represents the change in fair value of loan conversion options.
The decrease in net gains on derivative instruments from the first to the second quarter of 2013 was primarily attributable to the following:

◦
Net gains of $0.7 million on internal foreign exchange forward contracts economically hedging certain of our foreign currency denominated instruments for the second quarter of 2013, compared to net gains of $6.2 million for the first quarter of 2013. These gains were partially offset by net losses of $0.6 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income as noted above.

◦
Net gains on equity warrant assets of $7.2 million for the second quarter of 2013, compared to $3.5 million for the first quarter of 2013. The net gains of $7.2 million for the second quarter of 2013 included the following:

•	Net gains of $5.7 million from changes in warrant valuations relating primarily to our private warrant portfolio, compared to net gains of $2.8 million for the first quarter of 2013.

•	Net gains of $1.6 million from the exercise of equity warrant assets, compared to net gains of $0.8 million for the first quarter of 2013.

•	Core fee income was $36.5 million for the second quarter of 2013, compared to $36.6 million for the first quarter of 2013. The following table provides a summary of our core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Core fee income:
Foreign exchange fees	$12,778	$13,448	$12,031	$26,226	$24,134
Deposit service charges	8,907	8,793	8,369	17,700	16,465
Credit card fees	7,609	7,448	6,169	15,057	11,837
Client investment fees	3,524	3,475	3,375	6,999	6,272
Letters of credit and standby letters of credit fees	3,654	3,435	3,296	7,089	6,932
Total core fee income	$36,472	$36,599	$33,240	$73,071	$65,640

Core fee income remained relatively flat from the first to the second quarter of 2013, primarily reflective of a decrease in foreign exchange fees resulting from lower spreads, largely offset by continued growth from credit card fees and deposit service charges. Additionally, client investment fees remained relatively flat as continued growth in average off-balance sheet client investment funds was offset by historically low yields on certain products.

Noninterest Expense

Noninterest expense was $143.3 million for the second quarter of 2013, compared to $149.0 million for the first quarter of 2013 and $135.8 million for the second quarter of 2012. The key factors contributing to the decrease in noninterest expense from the first to the second quarter of 2013 were as follows:

•	A decrease of $4.0 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Compensation and benefits:
Salaries and wages	$39,209	$39,323	$37,501	$78,532	$75,621
Incentive compensation plan	20,420	19,177	18,783	39,597	34,499
ESOP	1,240	3,016	2,055	4,256	7,486
Other employee benefits (1)	23,873	27,188	22,046	51,061	46,516
Total compensation and benefits	$84,742	$88,704	$80,385	$173,446	$164,122
Period-end full-time equivalent employees	1,657	1,663	1,562	1,657	1,562
Average full-time equivalent employees	1,657	1,655	1,566	1,656	1,561

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The key changes in factors affecting compensation and benefits expense from the first to the second quarter of 2013 were as follows:

◦
A decrease of $3.1 million in 401(k) employer matching contributions, primarily due to employer contributions made during the first quarter of 2013 as a result of annual incentive compensation payouts for 2012 to employees.

◦
A decrease of $1.8 million in Employee Stock Ownership Plan/profit sharing contributions, primarily due to employer contributions made during the first quarter of 2013 as a result of annual incentive compensation payouts for 2012 to employees.

◦	An increase of $1.2 million in incentive compensation expense, which reflects our current expectation that we will exceed our set internal performance targets for 2013.

•
A provision for unfunded credit commitments of $1.3 million for the second quarter of 2013, compared to a provision of $2.0 million for the first quarter of 2013. The provision of $1.3 million for the second quarter of 2013 was primarily due to an increase in unfunded credit commitment balances of $615 million.

The above decreases in noninterest expense were partially offset by the following:

•	An increase of $0.7 million in premises and equipment expense, primarily due to increased spending to enhance and maintain our IT infrastructure.

Non-GAAP noninterest expense, net of noncontrolling interests was $140.4 million for the second quarter of 2013, compared to $146.2 million for the first quarter of 2013 and $131.8 million for the second quarter of 2012. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 38.2 percent for the second quarter of 2013, compared to 39.2 percent for the first quarter of 2013 and 39.8 percent for the second quarter of 2012. Our effective tax rate was 38.7 percent for the six months ended June 30, 2013, compared to 40.2 percent for the comparable 2012 period. The decreases in the tax rates were primarily attributable to higher low income housing credits and higher income generated from states with lower state tax rates.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net interest income (1)	$(20)	$(24)	$(38)	$(44)	$(81)
Noninterest income (1)	(31,498)	(23,288)	(11,210)	(54,786)	(17,842)
Noninterest expense (1)	2,867	2,860	3,947	5,727	6,765
Carried interest (2)	747	798	(2,174)	1,545	(3,460)
Net income attributable to noncontrolling interests	$(27,904)	$(19,654)	$(9,475)	$(47,558)	$(14,618)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $27.9 million for the second quarter of 2013, compared to $19.7 million for the first quarter of 2013 and $9.5 million for the second quarter of 2012. Net income attributable to noncontrolling interests of $27.9 million for the second quarter of 2013 was primarily a result of the following:

•	Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $31.1 million, primarily from gains of $30.0 million from our managed funds of funds.

•	Noninterest expense of $2.9 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity decreased by $34 million to $1.8 billion at June 30, 2013, primarily driven by a decrease in accumulated other comprehensive (loss) income of $105 million to a loss position of $9.8 million as of June 30, 2013, compared to a gain position of $96 million as of March 31, 2013. This decrease was driven by a decrease in the fair value of our available-for-sale securities portfolio of $173 million ($103 million net of tax), which was reflective of significant increases in period-end market interest rates. The decrease in accumulated other comprehensive (loss) income was partially offset by net income of $49 million in the second quarter of 2013 and an increase in additional-paid-in capital of $23 million resulting primarily from stock option exercises during the second quarter of 2013.

Outlook for the Year Ending December 31, 2013;

Our outlook for the year ending December 31, 2013 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2013, compared to our 2012 results, our outlook is the following:

	Current full year 2013 outlook compared to 2012 results (as of July 25, 2013)	Change in outlook compared to outlook reported as of April 25, 2013
Average loan balances	Increase at a percentage rate in the low twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the high single digits	No change from previous outlook
Net interest margin (1)	Between 3.25% and 3.35%
Outlook increased from between 3.15% and 3.25% due to a change in our expected mix of interest-earning assets, as well as lower than expected prepayments on mortgage-backed securities resulting in decreased premium amortization expense

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2012 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2012 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, client investment fees and letters of credit income) (2)	Increase at a percentage rate in the low double digits	Outlook decreased from low teens primarily due to lower expected foreign exchange fees
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the mid single digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is partly based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the "Forward Looking Statements" section below.

(2)	Non-GAAP

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our set internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2013” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for certain quarters in, and the full year 2013.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2013 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or impacts upon us. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 25, 2013, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2013. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “18706292.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 25, 2013, through midnight on Tuesday, July 30, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “18706292.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 25, 2013.

About SVB Financial Group

For three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Loans	$131,785	$123,744	$113,935	$255,529	$223,396
Available-for-sale securities:
Taxable	44,657	45,752	44,072	90,409	91,447
Non-taxable	807	799	899	1,606	1,799
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	734	719	912	1,453	1,950
Total interest income	177,983	171,014	159,818	348,997	318,592
Interest expense:
Deposits	2,085	2,051	1,614	4,136	3,095
Borrowings	5,817	5,794	6,270	11,611	12,626
Total interest expense	7,902	7,845	7,884	15,747	15,721
Net interest income	170,081	163,169	151,934	333,250	302,871
Provision for loan losses	18,572	5,813	7,999	24,385	22,528
Net interest income after provision for loan losses	151,509	157,356	143,935	308,865	280,343
Noninterest income:
Gains on investment securities, net	40,561	27,438	25,809	67,999	33,648
Foreign exchange fees	12,778	13,448	12,031	26,226	24,134
Gains on derivative instruments, net	8,976	11,040	8,713	20,016	14,689
Deposit service charges	8,907	8,793	8,369	17,700	16,465
Credit card fees	7,609	7,448	6,169	15,057	11,837
Client investment fees	3,524	3,475	3,375	6,999	6,272
Letters of credit and standby letters of credit fees	3,654	3,435	3,296	7,089	6,932
Other	12,230	3,527	12,664	15,757	25,742
Total noninterest income	98,239	78,604	80,426	176,843	139,719
Noninterest expense:
Compensation and benefits	84,742	88,704	80,385	173,446	164,122
Professional services	16,633	17,160	16,514	33,793	31,121
Premises and equipment	11,402	10,725	9,419	22,127	16,983
Business development and travel	7,783	8,272	7,159	16,055	14,905
Net occupancy	5,795	5,767	5,378	11,562	11,001
FDIC assessments	2,853	3,382	2,731	6,235	5,229
Correspondent bank fees	3,049	3,055	2,840	6,104	5,528
Provision for unfunded credit commitments	1,347	2,014	1,922	3,361	1,664
Other	9,688	9,935	9,418	19,623	17,225
Total noninterest expense	143,292	149,014	135,766	292,306	267,778
Income before income tax expense	106,456	86,946	88,595	193,402	152,284
Income tax expense	29,968	26,401	31,517	56,369	55,273
Net income before noncontrolling interests	76,488	60,545	57,078	137,033	97,011
Net income attributable to noncontrolling interests	(27,904)	(19,654)	(9,475)	(47,558)	(14,618)
Net income available to common stockholders	$48,584	$40,891	$47,603	$89,475	$82,393
Earnings per common share—basic	$1.08	$0.91	$1.08	$1.99	$1.87
Earnings per common share—diluted	1.06	0.90	1.06	1.96	1.85
Weighted average common shares outstanding—basic	45,164,138	44,801,590	44,207,353	44,984,826	43,993,576
Weighted average common shares outstanding—diluted	45,684,205	45,393,025	44,711,895	45,537,349	44,572,656

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2013	March 31, 2013	June 30, 2012
Assets:
Cash and cash equivalents	$873,251	$1,519,249	$1,411,725
Available-for-sale securities	10,043,341	10,908,163	10,620,951
Non-marketable securities	1,255,425	1,215,788	1,132,312
Investment securities	11,298,766	12,123,951	11,753,263
Loans, net of unearned income	9,622,172	8,844,890	7,789,752
Allowance for loan losses	(119,571)	(112,205)	(98,166)
Net loans	9,502,601	8,732,685	7,691,586
Premises and equipment, net of accumulated depreciation and amortization	65,644	65,713	64,773
Accrued interest receivable and other assets	413,639	354,402	368,425
Total assets	$22,153,901	$22,796,000	$21,289,772
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$13,213,558	$14,038,587	$12,842,250
Interest-bearing deposits	5,476,516	5,271,321	5,226,562
Total deposits	18,690,074	19,309,908	18,068,812
Short-term borrowings	5,400	7,460	5,880
Other liabilities	330,394	359,380	312,523
Long-term debt	455,938	457,194	458,232
Total liabilities	19,481,806	20,133,942	18,845,447
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,460,543 shares, 44,970,402 shares and 44,402,954 shares outstanding, respectively	45	45	44
Additional paid-in capital	593,328	570,789	529,113
Retained earnings	1,264,354	1,215,770	1,082,126
Accumulated other comprehensive (loss) income	(9,771)	95,615	104,077
Total SVBFG stockholders’ equity	1,847,956	1,882,219	1,715,360
Noncontrolling interests	824,139	779,839	728,965
Total equity	2,672,095	2,662,058	2,444,325
Total liabilities and total equity	$22,153,901	$22,796,000	$21,289,772

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2013			March 31, 2013			June 30, 2012
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$693,297	$734	0.42%	$822,418	$719	0.35%	$885,173	$912	0.41%
Available-for-sale securities: (2)
Taxable	10,342,873	44,657	1.73	10,803,735	45,752	1.72	10,839,571	44,072	1.64
Non-taxable (3)	82,943	1,242	6.01	83,811	1,229	5.95	92,123	1,384	6.04
Total loans, net of unearned income (4) (5)	9,022,173	131,785	5.86	8,680,917	123,744	5.78	7,237,182	113,935	6.33
Total interest-earning assets	20,141,286	178,418	3.55	20,390,881	171,444	3.41	19,054,049	160,303	3.39
Cash and due from banks	299,886			279,179			275,921
Allowance for loan losses	(118,635)			(115,486)			(106,019)
Other assets (6)	1,770,761			1,759,985			1,666,925
Total assets	$22,093,298			$22,314,559			$20,890,876
Funding sources:
Interest-bearing liabilities:
NOW deposits	$140,725	$122	0.35%	$135,436	$117	0.35%	$97,675	$79	0.33%
Money market deposits	3,220,618	1,552	0.19	3,043,021	1,495	0.20	2,676,432	1,064	0.16
Money market deposits in foreign offices	133,084	32	0.10	115,659	28	0.10	120,323	30	0.10
Time deposits	179,361	169	0.38	172,401	173	0.41	158,743	181	0.46
Sweep deposits in foreign offices	1,682,901	210	0.05	1,932,495	238	0.05	2,090,460	260	0.05
Total interest-bearing deposits	5,356,689	2,085	0.16	5,399,012	2,051	0.15	5,143,633	1,614	0.13
Short-term borrowings	24,019	43	0.72	74,939	28	0.15	221,863	110	0.20
5.375% Senior Notes	348,066	4,823	5.56	348,013	4,821	5.62	347,860	4,816	5.57
Junior Subordinated Debentures	55,138	832	6.05	55,181	832	6.11	55,313	831	6.04
5.70% Senior Notes	—	—	—	—	—	—	95,322	360	1.52
6.05% Subordinated Notes	53,766	119	0.89	54,282	113	0.84	54,900	127	0.93
Other long-term debt	—	—	—	—	—	—	494	26	21.17
Total interest-bearing liabilities	5,837,678	7,902	0.54	5,931,427	7,845	0.54	5,919,385	7,884	0.54
Portion of noninterest-bearing funding sources	14,303,608			14,459,454			13,134,664
Total funding sources	20,141,286	7,902	0.15	20,390,881	7,845	0.16	19,054,049	7,884	0.17
Noninterest-bearing funding sources:
Demand deposits	13,257,481			13,386,501			12,264,003
Other liabilities	290,381			359,913			286,814
SVBFG stockholders’ equity	1,924,902			1,866,310			1,707,321
Noncontrolling interests	782,856			770,408			713,353
Portion used to fund interest-earning assets	(14,303,608)			(14,459,454)			(13,134,664)
Total liabilities and total equity	$22,093,298			$22,314,559			$20,890,876
Net interest income and margin		$170,516	3.40%		$163,599	3.25%		$152,419	3.22%
Total deposits	$18,614,170			$18,785,513			$17,407,636
Average SVBFG stockholders’ equity as a percentage of average assets			8.71%			8.36%			8.17%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(435)			(430)			(485)
Net interest income, as reported		$170,081			$163,169			$151,934

(1)
Includes average interest-earning deposits in other financial institutions of $157 million, $176 million and $289 million for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively. For the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, balance also includes $404 million, $375 million and $395 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $20.3 million, $16.8 million and $20.5 million for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

(6)
Average investment securities of $1.4 billion, $1.4 billion and $1.3 billion for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2013			June 30, 2012
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$757,501	$1,453	0.39%	$1,028,291	$1,950	0.38%
Investment securities: (2)
Taxable	10,572,031	90,409	1.72	10,622,524	91,447	1.73
Non-taxable (3)	83,374	2,471	5.98	92,179	2,768	6.04
Total loans, net of unearned income (4) (5)	8,852,488	255,529	5.82	7,020,765	223,396	6.40
Total interest-earning assets	20,265,394	349,862	3.48	18,763,759	319,561	3.43
Cash and due from banks	289,590			297,248
Allowance for loan losses	(117,069)			(99,929)
Other assets (6)	1,765,402			1,600,631
Total assets	$22,203,317			$20,561,709
Funding sources:
Interest-bearing liabilities:
NOW deposits	$138,095	$239	0.35%	$101,086	$158	0.31%
Money market deposits	3,132,310	3,047	0.20	2,573,607	1,993	0.16
Money market deposits in foreign offices	124,420	60	0.10	136,452	67	0.10
Time deposits	175,900	342	0.39	155,682	361	0.47
Sweep deposits in foreign offices	1,807,008	448	0.05	2,074,873	516	0.05
Total interest-bearing deposits	5,377,733	4,136	0.16	5,041,700	3,095	0.12
Short-term borrowings	49,339	71	0.29	124,639	121	0.20
5.375% senior notes	348,040	9,644	5.59	347,835	9,631	5.57
Junior subordinated debentures	55,159	1,664	6.08	55,335	1,663	6.04
5.70% Senior Notes	—	—	—	119,403	863	1.45
6.05% Subordinated Notes	54,023	232	0.87	55,076	254	0.93
Other long-term debt	—	—	—	967	94	19.55
Total interest-bearing liabilities	5,884,294	15,747	0.54	5,744,955	15,721	0.55
Portion of noninterest-bearing funding sources	14,381,100			13,018,804
Total funding sources	20,265,394	15,747	0.16	18,763,759	15,721	0.17
Noninterest-bearing funding sources:
Demand deposits	13,321,635			12,145,000
Other liabilities	324,954			306,746
SVBFG stockholders’ equity	1,895,768			1,665,789
Noncontrolling interests	776,666			699,219
Portion used to fund interest-earning assets	(14,381,100)			(13,018,804)
Total liabilities and total equity	$22,203,317			$20,561,709
Net interest income and margin		$334,115	3.32%		$303,840	3.26%
Total deposits	$18,699,368			$17,186,700
Average SVBFG stockholders’ equity as a percentage of average assets			8.54%			8.10%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(865)			(969)
Net interest income, as reported		$333,250			$302,871

(1)
Includes average interest-earning deposits in other financial institutions of $167 million and $311 million for the six months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and 2012, balance also includes $389 million and $495 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $37.1 million and $37.6 million for the six months ended June 30, 2013 and 2012, respectively.

(6)
Average investment securities of $1.4 billion and $1.2 billion for the six months ended June 30, 2013 and 2012, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Equity warrant assets (1):
Gains on exercises, net	$1,611	$814	$2,219	$2,425	$5,160
Cancellations and expirations	(118)	(104)	(603)	(222)	(1,172)
Changes in fair value	5,697	2,795	3,260	8,492	7,823
Total net gains on equity warrant assets (2)	$7,190	$3,505	$4,876	$10,695	$11,811

(1)
At June 30, 2013, we held warrants in 1,302 companies, compared to 1,282 companies at March 31, 2013 and 1,215 companies at June 30, 2012. The total value of our warrant portfolio was $77 million at June 30, 2013, compared to $72 million at March 31, 2013 and $74 million at June 30, 2012.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Weighted average common shares outstanding—basic	45,164	44,802	44,207	44,985	43,994
Effect of dilutive securities:
Stock options and employee stock purchase plan	380	402	385	384	426
Restricted stock units	140	189	120	168	153
Total effect of dilutive securities	520	591	505	552	579
Weighted average common shares outstanding—diluted	45,684	45,393	44,712	45,537	44,573

Capital Ratios

	June 30, 2013	March 31, 2013	June 30, 2012
SVB Financial Group:
Total risk-based capital ratio	14.03%	14.59%	13.85%
Tier 1 risk-based capital ratio	12.84	13.30	12.62
Tier 1 leverage ratio	8.78	8.39	8.07
Tangible common equity to tangible assets ratio (1)	8.34	8.26	8.06
Tangible common equity to risk-weighted assets ratio (1)	12.73	13.94	13.35
Silicon Valley Bank:
Total risk-based capital ratio	12.42%	13.01%	12.24%
Tier 1 risk-based capital ratio	11.20	11.70	10.98
Tier 1 leverage ratio	7.66	7.35	7.01
Tangible common equity to tangible assets ratio (1)	7.60	7.62	7.39
Tangible common equity to risk-weighted assets ratio (1)	11.18	12.45	11.86

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2013	March 31, 2013	June 30, 2012
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,288,687	$1,216,843	$726,365
Hardware	554,123	545,643	368,073
Venture capital/private equity	1,090,406	584,508	714,396
Life science	326,562	341,897	317,316
Premium wine (1)	19,971	22,667	5,700
Other	107,293	120,012	159,072
Total commercial loans	3,387,042	2,831,570	2,290,922
Real estate secured loans:
Premium wine (1)	108,101	108,845	74,867
Consumer loans (2)	20,000	—	—
Total real estate secured loans	128,101	108,845	74,867
Consumer loans (2)	43,072	42,000	45,000
Total loans individually equal to or greater than $20 million	$3,558,215	$2,982,415	$2,410,789
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,305,267	$2,274,120	$2,053,641
Hardware	663,489	687,538	729,762
Venture capital/private equity	852,258	751,053	703,319
Life science	769,019	686,378	609,578
Premium wine	124,019	117,772	115,542
Other	205,325	225,618	215,835
Total commercial loans	4,919,377	4,742,479	4,427,677
Real estate secured loans:
Premium wine	358,964	357,102	300,121
Consumer loans	758,310	724,849	554,093
Total real estate secured loans	1,117,274	1,081,951	854,214
Construction loans	66,774	58,726	33,159
Consumer loans	43,824	57,258	131,629
Total loans individually less than $20 million	$6,147,249	$5,940,414	$5,446,679
Total gross loans	$9,705,464	$8,922,829	$7,857,468
Loans individually equal to or greater than $20 million as a percentage of total gross loans	36.7%	33.4%	30.7%
Total clients with loans individually equal to or greater than $20 million	112	99	74
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period-end balances at
(Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	June 30, 2012
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$1,861	$36	$25
Impaired loans	41,159	44,346	27,071
Nonperforming loans as a percentage of total gross loans	0.42%	0.50%	0.34%
Nonperforming loans as a percentage of total assets	0.19	0.19	0.13
Allowance for loan losses	$119,571	$112,205	$98,166
As a percentage of total gross loans	1.23%	1.26%	1.25%
As a percentage of total gross nonperforming loans	290.51	253.02	362.62
Allowance for loan losses for impaired loans	$10,353	$7,728	$5,665
As a percentage of total gross loans	0.11%	0.09%	0.07%
As a percentage of total gross nonperforming loans	25.15	17.43	20.93
Allowance for loan losses for total gross performing loans	$109,218	$104,477	$92,501
As a percentage of total gross loans	1.13%	1.17%	1.18%
As a percentage of total gross performing loans	1.13	1.18	1.18
Total gross loans	$9,705,464	$8,922,829	$7,857,468
Total gross performing loans	9,664,305	8,878,483	7,830,397
Reserve for unfunded credit commitments (1)	25,647	24,300	23,476
As a percentage of total unfunded credit commitments	0.26%	0.26%	0.27%
Total unfunded credit commitments (2)	$9,785,736	$9,170,337	$8,752,705

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Client directed investment assets	$6,847	$6,898	$7,133	$6,872	$7,344
Client investment assets under management	11,498	11,309	10,472	11,403	10,229
Sweep money market funds	4,856	4,283	2,259	4,570	1,800
Total average client investment funds	$23,201	$22,490	$19,864	$22,845	$19,373

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Client directed investment assets	$6,978	$6,943	$7,604	$7,363	$7,003
Client investment assets under management	11,770	11,571	10,824	10,291	10,399
Sweep money market funds	5,254	4,467	4,085	3,404	2,695
Total period-end client investment funds	$24,002	$22,981	$22,513	$21,058	$20,097

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million from the sale of certain available-for-sale securities in the second quarter of 2012.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Six months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Net income available to common stockholders	$48,584	$40,891	$50,421	$42,289	$47,603	$89,475	$82,393
Less: gains on sales of certain available-for-sale securities (1)	—	—	—		(4,955)	—	(4,955)
Tax impact of gains on sales of available-for-sale securities	—	—	—		1,974	—	1,974
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—		(4,243)	—	(4,243)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—		1,690	—	1,690
Non-GAAP net income available to common stockholders	$48,584	$40,891	$50,421	$42,289	$42,069	$89,475	$76,859
GAAP earnings per common share — diluted	$1.06	$0.90	$1.12	$0.94	$1.06	$1.96	$1.85
Less: gains on sales of certain available-for-sale securities (1)	—	—	—		(0.11)	—	(0.11)
Tax impact of gains on sales of available-for-sale securities	—	—	—		0.05	—	0.04
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—		(0.10)	—	(0.10)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—		0.04	—	0.04
Non-GAAP earnings per common share — diluted	$1.06	$0.90	$1.12	$0.94	$0.94	$1.96	$1.72
Weighted average diluted common shares outstanding	45,684,205	45,393,025	44,982,031	44,914,564	44,711,895	45,537,349	44,572,656

(1)	Gains on the sale of $316 million in certain available-for-sale securities in the second quarter of 2012.

(2)	Gains from the sale of certain assets related to our equity management services business in the second quarter of 2012.

	Three months ended					Six months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Non-GAAP net income available to common stockholders	$48,584	$40,891	$50,421	$42,289	$42,069	$89,475	$76,859
Average assets	$22,093,298	$22,314,559	$22,377,777	$21,727,197	$20,890,876	$22,203,317	$20,561,709
Average SVBFG stockholders’ equity	$1,924,902	$1,866,310	$1,825,592	$1,782,443	$1,707,321	1,895,768	1,665,789
Non-GAAP return on average assets (annualized)	0.88%	0.74%	0.90%	0.77%	0.81%	0.81%	0.75%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	10.12	8.89	10.99	9.44	9.91	9.51	9.28%

	Three months ended					Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
GAAP noninterest income	$98,239	$78,604	$126,688	$69,139	$80,426	$176,843	$139,719
Less: income attributable to noncontrolling interests, including carried interest	30,751	22,490	51,114	13,524	13,384	53,241	21,302
Noninterest income, net of noncontrolling interests	67,488	56,114	75,574	55,615	67,042	123,602	118,417
Less: gains on sales of certain available-for-sale securities	—	—	—	—	4,955	—	4,955
Less: net gains on the sale of certain assets related to our equity management services business	—	—	—	—	4,243	—	4,243
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$67,488	$56,114	$75,574	$55,615	$57,844	$123,602	$109,219

	Three months ended					Six months ended
Non-GAAP core fee income (Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
GAAP noninterest income	98,239	78,604	126,688	69,139	80,426	176,843	139,719
Less: gains on investment securities, net	40,561	27,438	68,238	20,228	25,809	67,999	33,648
Less: gains on derivative instruments, net	8,976	11,040	6,320	1,111	8,713	20,016	14,689
Less: other noninterest income	12,230	3,527	15,236	13,423	12,664	15,757	25,742
None-GAAP core fee income	36,472	36,599	36,894	34,377	33,240	73,071	65,640

	Three months ended					Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
GAAP net gains on investment securities	$40,561	$27,438	$68,238	$20,228	$25,809	$67,999	$33,648
Less: income attributable to noncontrolling interests, including carried interest	31,067	22,296	51,024	12,776	14,502	53,363	21,840
Net gains on investment securities, net of noncontrolling interests	9,494	5,142	17,214	7,452	11,307	14,636	11,808
Less: gains on sales of certain available-for-sale securities	—	—	—	—	4,955	—	4,955
Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$9,494	$5,142	$17,214	$7,452	$6,352	$14,636	$6,853

	Three months ended					Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
GAAP noninterest expense	$143,292	$149,014	$143,049	$135,171	$135,766	$292,306	$267,778
Less: amounts attributable to noncontrolling interests	2,867	2,860	1,848	2,723	3,947	5,727	6,765
Non-GAAP noninterest expense, net of noncontrolling interests	$140,425	$146,154	$141,201	$132,448	$131,819	$286,579	$261,013
GAAP taxable equivalent net interest income	$170,516	$163,599	$161,032	$154,911	$152,419	$334,115	$303,840
Less: income (losses) attributable to noncontrolling interests	20	24	(25)	50	38	44	81
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	170,496	163,575	161,057	154,861	152,381	334,071	303,759
Non-GAAP noninterest income, net of noncontrolling interests	67,488	56,114	75,574	55,615	57,844	123,602	109,219
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$237,984	$219,689	$236,631	$210,476	$210,225	$457,673	$412,978
Non-GAAP operating efficiency ratio	59.01%	66.53%	59.67%	62.93%	62.70%	62.62%	63.20%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
GAAP non-marketable securities	$1,255,425	$1,215,788	$1,184,265	$1,163,815	$1,132,312
Less: noncontrolling interests in non-marketable securities	778,191	739,933	708,157	689,492	671,813
Non-GAAP non-marketable securities, net of noncontrolling interests	$477,234	$475,855	$476,108	$474,323	$460,499

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
GAAP SVBFG stockholders’ equity	$1,847,956	$1,882,219	$1,830,555	$1,784,924	$1,715,360
Less: intangible assets	—	—	—	—	—
Tangible common equity	$1,847,956	$1,882,219	$1,830,555	$1,784,924	$1,715,360
GAAP total assets	$22,153,901	$22,796,000	$22,766,123	$21,576,934	$21,289,772
Less: intangible assets	—	—	—	—	—
Tangible assets	$22,153,901	$22,796,000	$22,766,123	$21,576,934	$21,289,772
Risk-weighted assets	$14,519,635	$13,501,072	$13,532,984	$12,812,798	$12,850,191
Tangible common equity to tangible assets	8.34%	8.26%	8.04%	8.27%	8.06%
Tangible common equity to risk-weighted assets	12.73	13.94	13.53	13.93	13.35

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Tangible common equity	$1,585,117	$1,637,365	$1,591,643	$1,547,061	$1,479,817
Tangible assets	$20,867,463	$21,487,859	$21,471,111	$20,325,446	$20,027,219
Risk-weighted assets	$14,174,370	$13,147,423	$13,177,887	$12,478,371	$12,482,417
Tangible common equity to tangible assets	7.60%	7.62%	7.41%	7.61%	7.39%
Tangible common equity to risk-weighted assets	11.18	12.45	12.08	12.40	11.86